SCHEDULE 14A

INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

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☐ Preliminary proxy statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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FIRST ADVANTAGE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholders:

As you know, we will hold our third annual meeting of stockholders of First Advantage Corporation, a Delaware corporation, at the Renaissance Vinoy Resort, located at 501 Fifth Avenue NE, St. Petersburg, Florida 33701, on May 11, 2006 at 9:00 a.m. Eastern Time. Below is a supplement to our April 11, 2006 proxy statement that we previously sent you for our annual meeting.

This supplement should be read in conjunction with the notice of annual meeting and proxy statement. Please refer to the April 11, 2006 proxy statement for information about voting in person or by proxy at the meeting and for other information about your proxy.

You may vote or change your vote as described in the April 11, 2006 proxy statement. You may request another copy of the April 11, 2006 proxy statement or a new proxy card without charge by calling us at (727) 214-3411. If you intend to request a new proxy card, please do so as soon as possible to ensure that your vote is received in time to be counted at the annual meeting.

John Long

Chief Executive Officer

April 25, 2006

St. Petersburg, FL

SUPPLEMENT TO PROXY STATEMENT DATED APRIL 11, 2006

Director Compensation

Certain information was inadvertently omitted from the Director Compensation discussion beginning on page 16 of the April 11, 2006 proxy statement. We have reprinted the “Director Compensation” section of the proxy statement in its entirety for your convenience to include this additional information. The discussion below supersedes and replaces the “Director Compensation” section of the April 11, 2006 proxy statement.

For 2005, non-employee directors receive a yearly fee of $20,000. In addition, non-employee directors received the following additional compensation: (i) a chair retainer fee of $10,000 per year for the audit committee chair; (ii) a chair retainer fee of $4,000 per year for the compensation committee chair; (iii) a member retainer fee of $10,000 per year for each member of the audit committee; (iv) a member retainer fee of $4,000 per year for each member of the compensation committee; (v) a member meeting fee of $1,500 for each meeting of the Board; and (vi) a member meeting fee of $1,000 for each meeting attended by members of the audit committee, compensation committee and nominating committee. The compensation of non-employee directors was approved by the full Board was retroactive to January 1, 2005.

Non-employee directors also receive an option to acquire 5,000 shares of our Class A common stock upon election to the board. Non-employee directors who have served for six months or more also receive an option to acquire 2,500 shares of our Class A common stock upon reelection. In all cases, the exercise price of options is the fair market value of our Class A common stock on the date of grant. Finally, First Advantage reimburses the directors for travel expenses incurred in connection with their duties as directors of First Advantage.

Employees of First Advantage who also are directors receive no additional compensation for their service on the board or on any board committee.

The members of the special committee formed in 2005 to consider matters relating to our acquisition of First American’s credit information business were compensated for their service on the special committee, with each individual receiving a committee fee of $10,000 (or, in the case of each of Messrs. Nickelson and Walker, as co-chairmen, $15,000) plus a $1,000 meeting fee for each committee meeting, as well as reimbursement of out-of-pocket expenses.

In addition, the Company’s by-laws provide each director of the Company (including each member of the special committee) with certain indemnification rights and the Company has entered into an indemnity agreement with each member of the Company’s board of directors, including each member who served on the special committee.

Security Ownership of Certain Beneficial Owners and Management

In addition, certain information was inadvertently omitted from the “Security Ownership of Certain Beneficial Owners and Management” section beginning on page 23 of the April 11, 2006 proxy statement with respect to the number of First American common shares that Mr. Donald Robert owns. As of March 31, 2006, Mr. Donald Robert beneficially owned 715 First American common shares, which is less than one percent of the total number of First American common shares outstanding.